                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

           -----------------------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 13, 2003
         --------------------------------------------------------------

                              HANOVER DIRECT, INC.
          -------------------------------------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                     1-12082
                       ----------------------------------
                            (COMMISSION FILE NUMBER)

                DELAWARE                                    13-0853260
   -----------------------------------             -----------------------------
      (STATE OR OTHER JURISDICTION                       (I.R.S. EMPLOYER
            OF INCORPORATION)                         IDENTIFICATION NUMBER)

             115 RIVER ROAD
          EDGEWATER, NEW JERSEY                                07020
   -----------------------------------                    --------------
          (ADDRESS OF PRINCIPAL                             (ZIP CODE)
           EXECUTIVE OFFICES)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (201) 863-7300
                                                          -------------------


--------------------------------------------------------------------------------

          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)



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ITEM 9.  REGULATION FD DISCLOSURE.

Hanover Direct, Inc. (the "Company") held a conference call on Tuesday, May 13, 2003 at 11:00 a.m. Eastern Time to review the fiscal 2003 first quarter operating results with participants. The following is an unofficial transcript of the conference call:

OPERATOR: Good morning, ladies and gentlemen, and welcome to the Hanover Direct fiscal 2003 first quarter operating results conference call. At this time, all participants have been placed on a listen-only mode, and the floor will be open for questions following the presentation. I would now like to turn the floor over to your host, Sarah Hewitt. Ma'am, the floor is yours.

SARAH HEWITT: In a few moments, Ed Lambert, the Company's Chief Financial Officer, and Tom Shull, the Company's Chief Executive Officer, will discuss the Company's fiscal 2003 first quarter operating results and answer any questions you may have.

Such discussion as well as the answers to your questions may include a number of forward-looking statements. In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, please be advised that the Company's actual results could differ materially from these forward-looking statements. Additional information that could cause actual results to differ materially is contained under the sub-heading "Cautionary Statements" in the Management's Discussion and Analysis section of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2002 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2003, both as filed with the SEC, which may be obtained from the Public Reference Facilities maintained by the SEC in Washington, D.C. and at the regional offices of the SEC in New York City and Chicago, Illinois, or from the SEC's website located at www.sec.gov, as well as from the offices of the American Stock Exchange here in New York City.

Hanover Direct always tries to provide the maximum information possible to its shareholders and the investment public, consistent with its legal obligations. In light of its status as a public Company, the need to avoid selective disclosures and SEC restrictions, including regulations such as Regulation FD, company management does not generally respond to requests for material non-public information. If one of your questions calls for the disclosure of material non-public information, Ed and Tom may not be able to respond to it in this call. We hope you understand.

Ed?

ED LAMBERT: Thank you very much, Sarah, and good morning to everyone and welcome to the 2003 first quarter operating results call. This is Ed Lambert, I'm Chief Financial Officer of Hanover Direct, and I have with me Tom Shull, our Chairman and Chief Executive Officer. We will be giving a brief overview of the first quarter results. We will actually be having in two days our annual meeting, in which we'll be providing a more detailed presentation regarding the Company, and I would encourage you all to attend there.

Following the points I wish to make, we'll be having a brief question and answer period, and hopefully we'll be able to address any issues or questions you have at that time.

For the first quarter of 2003 we were very pleased with the results. In terms of the top line, revenues decreased by 6.4 percent to $102.5 million from the comparable period in 2002. The decrease was due to softness in demand across almost all of the divisions and we would continue to point out that there was also a decrease in circulation over the prior year as part of our continued efforts to improve profitability by selectively focusing on more profitable circulation.

We are very pleased to point out that, within our revenue results, Internet demand continued to increase very, very strongly. We had an increase year-over-year of 32.5 percent so that Internet demand in the first quarter was $25.5 million and Internet demand now constitutes 26.5 [percent] of our combined Internet and catalog revenues. As we pointed out to you on our last conference call, this is something that we believe is very important in the Company and we're very pleased to see that continued strong growth in the Internet sector.

With regards to the operating results, we witnessed a decrease in the cost of sales and operating expenses from 65 percent of revenues last year to 64.6 percent this year. That decrease, on a percentage basis, is due to a number of factors, but principally a reduction in information technology or IT costs over the prior year.

Selling expenses, on an absolute basis, decreased slightly. On a percentage basis, they increased from 22.5 percent to 23.9 percent due to some increases experienced in postage from June of last year onwards so we'll also see that decrease or, excuse me, that increase probably in the second quarter results.

General and administrative expenses continued to decline both on an absolute and on a percentage basis. This stems from actions taken in the restructuring in 2002. As a result, even though overall revenues were down six percent, the operating results improved slightly from a loss of $(427,000) to a loss of $(256,000). We then note that, during the first quarter, we recorded a $1.9 million deferred gain that relates to the June 29, 2001 sale of the Company's Improvements business. As you'll recall, and this is outlined also in the 10-K, there were certain escrow amounts from that transaction that occurred over certain milestones related to our performance of the fulfillment contract that we have with Improvements. You should note that this is the last escrow amount from that transaction and there's no remaining escrow amounts on the balance sheet from this.

As a result, in terms of net results, we have posted a profit of $200,000 for the quarter, as opposed to a loss of $(1.8) million for the prior year.

That is, again, a brief summary of the revenue and the operating results for the first quarter. I would like to open it up to questions at this time. Maria, if you would be kind enough to take the first question, please?

OPERATOR: Thank you. The floor is now open for questions. If you do have a question, you may press the number one, followed by four on your touch-tone phone at this time. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. We do ask that while you pose your question, you pick up your handset to provide optimum sound quality. Please hold while I poll for questions.

Your first question is coming from David Smith of Smith Capital. Please state your question.

DAVID SMITH: Good morning, gents.

ED LAMBERT: Good morning, David.

TOM SHULL: Morning.

DAVID SMITH: A couple of things. One, on a tiny thing here. On the interest expense, how much longer are you going to have to amortize against some fees for Congressional? For Congress?

ED LAMBERT: Probably you'll see that over the remaining quarters of this year. As you'll see, our facility with Congress ends in January of next year. We are currently engaged in discussions on either extending or replacing that facility.

DAVID SMITH: Right. But it seems to me that when I do the numbers on that, you should, you know, have a basic interest rate around eight percent, I guess, total, when you look at the tranches. It's almost like you're amortizing like, $750,000 to a million per quarter. Is that correct?

ED LAMBERT: You see that, yes, in this quarter. I can't predict or, at this time, outline exactly what it'll be in the next quarter, but there are some additional amortizing items I know we'll experience in the future quarters.

DAVID SMITH: Oh, okay. Second, more broad, and, hopefully, instructive, is, now that we're sitting here, with most of the cleaning done on the cost side and , hopefully we're getting close to circulation in revenue, what's the strategy going forward now to maximize, obviously, shareholder value, but also the value of the Company and to increase the revenue stream?

ED LAMBERT: Sure, I'd be happy to comment on that. First of all, this would be a point we've also made in conference calls last year and we'll also touch on in the presentations to the shareholders on Thursday. From a strategy standpoint, we think it's important to achieve scale and focus with regards to our operations in the catalogs. Obviously, an impediment to that is going to be the existing Preferred B or, excuse me, Series B Preferred Shares, and, as we have shared with you before, what we will continue to do is focus on all means we can from a strategic standpoint to be able to address that.

DAVID SMITH: I'm talking more from a business point of view. How are you going to expand your Internet operations, increase the revenue stream so that you can go toward scale, and, the other side being, maybe you could clear up the Preferred, one more time, as to what you can and cannot do under the covenants and due dates, and what monies have to go to Preferred and what monies can the Company keep for growth?

ED LAMBERT: I think with regards to your question on the Preferred, I think that is outlined clearly in the 8-K that we published in November of last year. I think that is the best statement with regards to our obligations under the Preferred as well as the governing laws. And, if anyone has questions, that would be the document that I would refer them to.

With regard to the Internet, that is actually very much a strategic focus of ours in terms of -- we see a very strong shift in customer demand. And, it's not just from catalog to Internet, because there's a good deal of customers that like to use catalog and Internet, both. And one of the things that our divisions are very much focusing on is understanding that customer behavior and being able to tailor our business system to accommodate all three sets of customers -- those that want deal only with catalog, those that want to deal only with the Internet, and those that want to employ both channels. And, so, there's several efforts to that extent. Tom, would you like to comment further on that?

TOM SHULL: We have a very intense effort to reach out to more affiliates and working with, actually, the best affiliates that give us the best productivity, as well as a very focused effort in terms of search engines and maximizing the productivity of various search engines that we're working with, including changing, even, the content; as an example, the content of what goes on the sites tends to be more catalog-friendly than Internet-friendly, and what we need to make sure is that the creative, that the actual editorial, has the right buzz words and that sort of thing to make sure that there is a pick up with the search engines that we do work with and that are out there independently. So those are the kinds of things that we're really working on very diligently to take advantage of the 32 percent growth rate, which we see accelerating. As you know, in our previous quarters, we've announced growth rates that are actually more modest. So we continue to see a very strong demand on the Internet and our primary focus is to fully capitalize on that and actually accelerate the growth.

I should also mention that as we look at, as Ed alluded to, the Internet customer, and how she shops, we need to do a better job in terms of providing the right stimulus for them to continue to shop on the Internet but not send, you know, 96-page catalogs 20 times a year. So, on a very detailed level, we are testing, at least we're conducting about 15 tests, to see what is the best venue, the best way, to market to the Internet customer to incentivize her to go online versus, you know, a catalog. So that's a very comprehensive program now. We won't have the test results probably until late summer, early fall. Certainly we won't have the test results soon enough to affect the fourth quarter. What we don't want to do is launch into a major effort to cut back on catalogs that go out to our customers and lose the strength of our files because obviously our files are our strongest asset - our customer lists. And we don't want to in any way undermine that strength of those lists.

DAVID SMITH: And, finally, is that in response to what we all read in The Wall Street Journal about The Company Store?

ED LAMBERT: Well, no, I wouldn't say it's in response because this is an effort we've been doing for some time.

DAVID SMITH: Oh, no (inaudible).  Yeah, I, but ...

ED LAMBERT: But, we are actually -- the point with regards to the website and The Company Store, we would agree. We want to improve that site by making it more friendly to the customers. We were very happy, though, to see, in terms of quality, Scandia get the number one choice there with Company Store as a strong follow up on the quality rating.

DAVID SMITH: Right, oh, I agree. As long as , my final question is, are the Internet sales continuing to track essentially the same percentage rate?

ED LAMBERT: I would expect them to continue around 25 to 30 percent, at least. I mean, we're seeing strong continued growth there.

TOM SHULL: Yeah, we're certainly -- the 32 percent growth is very good. You know, it's hard to predict that it'll continue to be that good as Ed's suggesting, but certainly in the 25 to 30 plus range is what we would anticipate.

DAVID SMITH: Great, thank you.

ED LAMBERT: Thank you, David.

OPERATOR: Thank you. Once again, ladies and gentlemen, if you do have a question, you may press the number one followed by four on your touch-tone phone at this time.

Sir, I'm showing no further questions at this time.

ED LAMBERT: Okay, thank you Maria. And I would thank all of you for listening in today and look forward to talking to you not only at our next conference call at the end of the second quarter, but also at the annual meeting this Thursday. Thank you very much for your time.

TOM SHULL: Thank you very much.

OPERATOR: Thank you. This does conclude today's teleconference. You may disconnect your lines at this time and have a wonderful day.

The conference call ended at approximately 11:15 a.m. Eastern Time.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          HANOVER DIRECT, INC.
                                          --------------------------------------
                                                     (Registrant)

May 14, 2003                              By:    /s/Edward M. Lambert
                                          --------------------------------------
                                          Name:     Edward M. Lambert
                                          Title:    Executive Vice President and
                                                    Chief Financial Officer